Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
International Stem Cell Corporation and Subsidiary
Oceanside, California

We hereby consent to the incorporation by reference in the Prospectus constituting a part of the Registration Statements on Form SB-2/A (No. 333-142048) and on Form S-8 (No. 333-150920) of our report dated March 30, 2009 of International Stem Cell Corporation and subsidiary (the Company), a development stage company, relating to the consolidated balance sheets as of December 31, 2008 and 2007, and the related consolidated statements of operations, members’ deficit and stockholders’ equity and cash flows for the years then ended and for the period from inception (August 17, 2001) to December 31, 2008, which report is included in this Annual Report on Form 10-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ Vasquez & Company LLP
Los Angeles, California
March 30, 2009